Exhibit 99.2

Clearwater Analytics Appoints Tech Visionary

Jaswinder Pal Singh to its Board of Directors

Princeton Computer Science Professor & SaaS Technology Pioneer JP

Singh Brings Track Record of Innovation to Clearwater Analytics

BOISE, Idaho, August 3, 2022 – Clearwater Analytics (NYSE: CWAN), a leading provider of SaaS-based investment accounting, reporting, and analytics solutions, today announced that tech industry veteran Dr. JP Singh, Professor of Computer Science at Princeton University, Co-founder of CaaStle and Trust Machines, Chairman of 8x8 and Director at Hiro Systems, has been appointed to the company’s Board of Directors.

Dr. Singh is a tenured full professor of Computer Science at Princeton University, with extensive industry experience. A leading authority on scalable computing systems and applications, he holds applied experience at the boundary of technology and business, in data science, artificial intelligence (AI) and machine learning (ML) for enterprise SaaS offerings at a global scale, in intellectual property, and in blockchains, cryptocurrencies, and cybersecurity advisory. Dr. Singh has been a consultant to Intel, Microsoft, and the U.S. government, and his extensive experience has been instrumental in helping leading organizations, including 8x8, CaaStle, Trust Machines, Yahoo!, and Hiro.

“We are excited to welcome Dr. Singh to the Board,” said Sandeep Sahai, CEO at Clearwater Analytics. “His vision and deep knowledge of data science, AI, ML, cybersecurity, and blockchains, including distributed ledger systems, will be highly additive as we continue to bring disruptive innovation to best serve our clients around the world.”

Dr. Singh is the co-founder of CaaStle, a technology and logistics company transforming the apparel industry with a Clothing-as-a-Service model, and Trust Machines, which builds applications and platform technologies to leverage the decentralization of trust enabled by the Bitcoin Blockchain. Dr. Singh currently serves as Chairman at 8×8, a SaaS communications company, and is an Independent Director at Hiro Systems, PBC. He served as interim CTO of Right Media, an online advertising exchange acquired by Yahoo!. He graduated summa cum laude from Princeton in Electrical Engineering and Computer Science and obtained his Master’s and Ph.D. degrees from Stanford University.

“Clearwater Analytics is one of the most cutting-edge accounting software companies in the market and its potential to leverage data and disrupt the investments space is enormous,” said Dr. Singh. “I’m truly excited to join the company’s board of directors and work with such a talented team of professionals on the next phase of Clearwater Analytics’ growth.”

About Clearwater Analytics

Clearwater Analytics is a global industry-leading SaaS solution for automated investment data aggregation, reconciliation, accounting, compliance, risk, performance, and reporting. Each day, the Clearwater solution reports on more than $5.9 trillion in assets for clients that include leading insurers, asset managers, corporations, pension plans, governments, and nonprofit organizations – helping them make the most of their investment portfolio data with a world-class product and client-centric servicing. Investment professionals around the globe trust Clearwater to deliver timely, validated investment data and analytics. Additional information about Clearwater can be found at clearwateranalytics.com, LinkedIn, and Twitter.

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Media Contact:

Susan Ganeshan, Clearwater Chief Marketing Officer | +1 208-433-1200 | press@clearwateranalytics.com